EXHIBIT 10.9
Keynote Systems, Inc.
SECURITIES REPURCHASE PLAN
     Pursuant to the authority (the “Board Authority”) granted by the Board of Directors of Keynote Systems, Inc. (the “Purchaser”) at its meeting held January 21, 2005, the Purchaser was authorized to repurchase up to 1 million shares of its common stock (the “Securities”).
1.	The Purchaser hereby requests UBS Securities LLC (“UBS”) to act as its agent to purchase the Securities pursuant to the plan described herein (the “Plan”). All purchases by UBS pursuant to this Plan and all actions taken by the Purchaser in respect of the institution of this Plan shall be subject to the provisions of the letter agreement between the Purchaser and UBS dated January 25, 2005. The Purchaser agrees not to take, nor permit any person or entity under its control to take, any action that could reasonably be expected to jeopardize the availability of Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the repurchases pursuant to the Plan.
2.	If, following a request pursuant to Paragraph 1, UBS agrees in writing to purchase Securities pursuant to the Plan:
(a)	UBS shall conduct its purchase of Securities pursuant to this Plan on behalf of the Purchaser until terminated in accordance with the provisions of the following sentence. The Plan shall take effect of June 12 2006, and terminate on the earlier of (i) the close of business on December 11, 2006, (ii) the date on which the Maximum Amount (as defined below) of Securities have been purchased, (iii) the date on which UBS terminates its appointment in accordance with the following sentence and (iv) the date, if any, the Purchaser notifies UBS that the Purchaser’s outside counsel has advised the Purchaser that repurchases under this Plan may violate an applicable law, rule or regulation. UBS may terminate its appointment on written notice to the Purchaser. Any termination under (iii) or (iv) shall be effective on the first business day after the day on which the notice is given, provided that such termination shall be effective when the notice is given if required by law. Such written notice may be made by facsimile, as provided in Paragraph 2(l). Notwithstanding termination, the Purchaser shall be solely responsible for any purchases made by UBS on the Purchaser’s behalf prior to UBS’s receipt of such written notice of termination.

(b)	The Purchaser will not give any instructions with respect to the execution of this Plan to UBS and UBS will not take any instructions from the Purchaser, other than as described in Paragraph 2(f) below. The Purchaser will not communicate any non-public information to the [equities division – note the breadth of this restriction needs to be considered on a case by case basis in light of the relationships the Purchaser has with various ‘equities’ divisions, including ECM] of UBS during the term of this Plan.

(c)	The Purchaser will notify UBS (i) of the intention on the part of any affiliated purchaser, as defined in Rule 10b-18, of the Purchaser to purchase Securities on any day if such purchase is to be effected otherwise than through UBS pursuant to this Plan, and (ii) if the Purchaser is engaged in a distribution of Securities within the meaning of Regulation M under the Exchange Act, and upon receipt of such notification UBS shall refrain from purchasing any Securities hereunder on such day. The Purchaser shall be solely responsible for any purchases made by UBS on the Purchaser’s behalf prior to UBS’s receipt of such notification. Notwithstanding this and the preceding paragraphs, if UBS receives a notice to terminate or suspend purchases for any reason, UBS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such termination or suspension is to become effective.

(d)	On the date UBS agrees to purchase Securities pursuant to the Plan, the Purchaser will be deemed to have given an irrevocable order to UBS to purchase, during the period from June 12, 2006 until December 11, 2006 (inclusive), at then prevailing prices and in accordance with the terms of this Plan and the letter agreement referred to above, a maximum of 1,000,000 Securities at a price of $13.00 per share or less. UBS shall be permitted to buy a block of stock that exceeds the applicable 10b-18 volume limits on any given day, provided that no other 10b-18 purchases are made and the price does not exceed $11.50 per share.

UBS and the Purchaser intend that the purchase of Securities contemplated by this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and shall be interpreted so as to comply with the requirements of Rule 10b5-1(c). Accordingly, the Purchaser represents to UBS that as of the date of any initial purchase under the plan pursuant to Paragraph 1, the Purchaser is not aware of material non-public information with respect to the Purchaser or any of its securities, including the Securities and is entering into this Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The Purchaser acknowledges that Rule 10b5-1 does not permit the Purchaser to (i) exercise any influence over how, when or whether UBS effects purchases of the Securities contemplated by this Plan or (ii) alter or deviate from this Plan or to change the number of Securities, price or timing of the purchases of Securities contemplated hereby.

Except as otherwise provided in this Plan, UBS shall determine, in its sole discretion, the timing, amount, prices and manner of purchase of Securities during such period, so long as such purchases are within the limits established by the Purchaser for such period.

(e)	UBS shall provide confirmations of purchases of Securities to the Purchaser promptly and to other persons as the Purchaser designates in writing. In addition UBS shall provide reports of such transactions to the Purchaser or its designee as agreed by the Purchaser and UBS.

(f)	The Purchaser shall pay for the Securities within three business days after purchase. Purchased Securities will be held or delivered in accordance with the Purchaser’s written instructions. The Purchaser agrees to pay to UBS a fee of $0.03 per share for Securities purchased pursuant to this Plan.

(g)	On the date the Purchaser makes a request pursuant to Paragraph 1, the Purchaser will be deemed to represent and warrant to UBS that: this Plan and the transactions contemplated by this Plan have been duly authorized by the Purchaser; upon UBS’s agreement to purchase Securities pursuant to this Plan, this Plan is the valid and binding agreement of the Purchaser, enforceable in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgement or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound; no governmental, administrative or official consent, approval, authorization, notice or filing is required to perform the transactions contemplated herein; and it has publicly disclosed its intention to institute the Plan for the acquisition of the Securities contemplated hereby.

(h)	The Purchaser shall indemnify UBS and its affiliates and employees against any liabilities or expenses (including reasonable attorney’s fees and disbursements), or actions in respect of any liabilities or expenses, arising from or relating to the services furnished pursuant to, or from any matter referred to in, this Plan including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from gross negligence or bad faith of UBS or its affiliates. The Purchaser shall also promptly reimburse UBS and its affiliates for all reasonable expenditures (including reasonable attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against UBS or its affiliates. The provisions of this paragraph shall survive the termination of this Plan.

(i)	All communications and notices shall be in writing (including facsimile transmissions) or confirmed in writing (including facsimile transmissions) and (unless provided otherwise) shall be effective when received at the address specified below or such other address designated by written notice to the other party:
(i)	if to UBS, to it at:
UBS Securities LLC
677 Washington Blvd.
6th Floor Trading South
Stamford, CT 06901
Attn: Young Z. Kim
(ii)	if to the Purchaser, to it at
Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, CA 94404
Attn: Drew Hamer — Chief Financial Officer
(j)	Neither party may assign its rights and obligations under this Plan to any other party, provided however that UBS may assign its rights and obligations under this Plan to any affiliate of UBS.
3.	Neither party shall refer to the other or any affiliate of the other in any public statement or disclosure document without the prior consent of the other party or such affiliate.

4.	This Plan shall be governed by and construed in accordance with the law of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).
Dated: 6/8/06
Keynote Systems, Inc.

By:	/s/ Andrew Hamer

Name: Andrew Hamer
Title: Chief Financial Officer

UBS Securities LLC

By:	/s/ Daniel Covatta	By:	/s/ Richard Ryan

Name: Daniel Covatta		Name: Richard Ryan
Title: Executive Director		Title: Associate Director